[TRANSLATION]

CAIXA

BANK CREDIT CERTIFICATE
Special Corporate Credit
Major Corporations - Investments

CREDITOR:
CAIXA ECONÔMICA FEDERAL, public financial institution established under the terms of Decree Law 759, of August 12, 1969, under the Ministry of Finance, in accordance with the Bylaws prevailing on the contracting date, hereinafter referred to as CAIXA or CREDITOR.

Address: Setor Bancário Sul, Quadra 4, lotes ¾ - Brasília/DF
CNPJ 00.360.305/0001-04
Regional Superintendence: Pinheiros -2575

ISSUER/BORROWER: NEXTEL TELECOMUNICAÇÕES LTDA.
Address: Alameda Santos, 2356/2364, Cerqueira Cesar, CEP 01418-200, São Paulo - SP
CNPJ 66.970.229/0001-67

CREDIT FEATURES:

1 - CCB Number:	2 - Final Maturity on:
21.3150.777.0000001-97	12.08.2018

3- Total Credit Amount (“Principal”):
R$ 640,000,000.00 (six hundred and forty million Brazilian reais)

4- Operation Type:
Investments - CDI - Post 777 - Special Corporate Credit - Large Corporations

5 - Interest Charges:
115% of CDI CETIP p.a., calculated in accordance with Clause Three below

6 - Payment Term and Conditions:
Term: 84 months, as from issuance date of this Bank Credit Certificate (“Certificate”), in accordance with the following:
(a) the Principal shall be subject to a grace period during the first 24 months, period in which only the payment of Interest Charges shall be made, on quarterly basis.
(b) during the following 60 months the Principal shall be amortized, dully accrued with the Interest Charges, on quarterly basis.

Continuous Amortization System - SAC

7- Limited Operated Account:

Account
Branch	Operation	Account	DV
3150	003	900	7

8- Freely Operated Account:

Account
Branch	Operation	Account	DV
3150	003	180	4

9- Payment Location:
São Paulo, SP

10 - Suretor (Avalista):

Suretor (“GUARANTOR”)	CNPJ
Nextel Telecomunicações S.A.	00.169.369/0001-22

On the maturity date set forth in Field 2 of this Certificate, in Brazilian reais, in the City of São Paulo, the BORROWER, as the issuer and/or the GUARANTOR, accept(s) to undertake the payment to CAIXA ECONÔMICA FEDERAL or on its behalf, by means of this Certificate, which, together with the current account statements and/or calculation spreadsheet, shall be recognized as the net and enforceable debt note arising from the use of proceedings available to the BORROWER, accrued with the Interest Charges as agreed in this Certificate.

The debt represented by this Certificate shall comprise the quarterly amortization amounts, with the respective Interest Charges, calculated by the effective monthly interest rate to be levied on each quarterly installment, and the account statement or calculation spreadsheet, which complements this Certificate, shall disclose the amounts and respective percentages of the Interest Charges, all in accordance with the terms of Law No. 10,931, of August 2, 2004, and additional legislation, as applicable.

AMOUNT/PURPOSE
CLAUSE ONE -    CAIXA grants and the BORROWER accepts the entire loan referred to in Field 3 hereof, which shall be reimbursed on the proper dates and under the conditions set forth in this Certificate, upon payment in the branch which originated the operation or otherwise indicated by CAIXA; provided, however, that CAIXA notifies the BORROWER within, at least, 3 (three) business days in advance.

First Paragraph -    The funds referred to in the caput of this Clause shall be used for the advanced payment of the Concession License for the use of radiofrequencies associated with the authorization for the development of personal mobile service (licenses of Bands H and M acquired by the subsidiary Nextel Serviços de Telecomunicações Ltda. (“NSTL”)) issued by ANATEL - Agência Nacional de Telecomunicações.

Second Paragraph -    Subject to the terms of Clause Six below, the credit provided to the BORROWER, upon transfer of resources to the Freely Operated Account, shall be subject to the previous and effective constitution of the warranty by means of the GUARANTOR’s signature hereof, as well as the registration of this Certificate before the relevant Registry of Deeds and Documents of the City of São Paulo.

Third Paragraph -    CAIXA acknowledges that the concession for development of the activities related to the 3G and GSM technology, as issued by ANATEL - Agência Nacional de Telecomunicações, is owned by NSTL, and that NSTL shall be merged into the BORROWER, which CAIXA hereby agrees and accepts.

EFFECTIVENESS
CLAUSE TWO -    This Certificate is executed with a final term of 84 (eighty-four) months, as from the signing date, provided the following payment and amortization schedule:

(a)	the Principal shall be subject to a grace period during the first 24 months, period in which only the payment of Interest Charges shall be made, on quarterly basis; and

(b)	during the following 60 months, the Principal shall be paid, together with Interest Charges, as from the signing date, on 20 quarterly installments, as follows:

I.	Payment of one amortization installment duly accrued with the outstanding Interest Charges on 03/08/2014.

II.	Payment of one amortization installment duly accrued with the outstanding Interest Charges on 06/08/2014.

III.	Payment of one amortization installment duly accrued with the outstanding Interest Charges on 09/08/2014.

IV.	Payment of one amortization installment duly accrued with the outstanding Interest Charges on 12/08/2014.

V.	Payment of one amortization installment duly accrued with the outstanding Interest Charges on 03/08/2015.

VI.	Payment of one amortization installment duly accrued with the outstanding Interest Charges on 06/08/2015.

VII.	Payment of one amortization installment duly accrued with the outstanding Interest Charges on 09/08/2015.

VIII.	Payment of one amortization installment duly accrued with the outstanding Interest Charges on 12/08/2015.

IX.	Payment of one amortization installment duly accrued with the outstanding Interest Charges on 03/08/2016.

X.	Payment of one amortization installment duly accrued with the outstanding Interest Charges on 06/08/2016.

XI.	Payment of one amortization installment duly accrued with the outstanding Interest Charges on 09/08/2016.

XII.	Payment of one amortization installment duly accrued with the outstanding Interest Charges on 12/08/2016.

XIII.	Payment of one amortization installment duly accrued with the outstanding Interest Charges on 03/08/2017.

XIV.	Payment of one amortization installment duly accrued with the outstanding Interest Charges on 06/08/2017.

XV.	Payment of one amortization installment duly accrued with the outstanding Interest Charges on 09/08/2017.

XVI.	Payment of one amortization installment duly accrued with the outstanding Interest Charges on 12/08/2017.

XVII.	Payment of one amortization installment duly accrued with the outstanding Interest Charges on 03/08/2018.

XVIII.	Payment of one amortization installment duly accrued with the outstanding Interest Charges on 06/08/2018.

XIX.	Payment of one amortization installment duly accrued with the outstanding Interest Charges on 09/08/2018.

XX.	Payment of one amortization installment duly accrued with the outstanding Interest Charges on 12/08/2018.

CHARGES
CLAUSE THREE -    The Principal shall be subject to interest charges equivalent to 115% (one hundred and fifteen per cent) of the daily average CDI Over (Interbank Deposit Certificates), as daily disclosed by CETIP - Brazilian Securities Clearing House (“CDI CETIP”), and daily accrued.

First Paragraph -    The daily average rate of the Interbank Deposit Certificates - CDI to be applied to the debt balance shall be the rate disclosed on the second business day prior to the accrual date.

Second Paragraph -    If CDI CETIP ceases to exist, CAIXA shall automatically replace it by another index established by the appropriate authorities. In the absence of any legal or regulatory determination, it shall be adopted the index rate that other financial institutions are adopting for their financial transactions at the time.

Third Paragraph -    The Interest Charges, accrued per business days, shall be charged and paid on a quarterly basis during the grace period and, after such period, together with the Principal installment, on a quarterly basis.

Fourth Paragraph -    With respect to early payments, extraordinary amortization or early liquidation on periods different from those indicated on Section Two hereof, the Interest Charges shall be subject to a pro-rata calculation, per business days, provided that a prior notice is submitted to CAIXA, in writing, within 3 (three) business days.

IOF
CLAUSE FOUR -    IOF (Tax over Financial Transactions, Exchange and Insurance) rate shall be levied on the amount referred to in Field 3, calculated in accordance with the rates and the assessment bases in accordance with the applicable legislation.

FARE
CLAUSE FIVE -    A Operation Customization Fare, which payment by the BORROWER shall be made on the contracting date, in the amount of R$3,840,000.00 (three million, eight hundred and forty thousand reais), upon the release of Principal under the terms of Clause Six below.

CREDIT RELEASE
CLAUSE SIX -    The net Principal amount, duly discounted from the Operation Customization Fare and from the IOF, shall be credit on the Limited Operated Account as disclosed on Field 7 hereof, on the date hereof.

Sole Paragraph -    CAIXA hereby, on an irrevocable and unconditional basis, agrees to transfer the net amount of the Principal to the Freely Operated Account, as disclosed on Field 8 hereof, upon confirmation of the registration of this Certificate, and its schedules, before the Registry of Deeds and Documents of the City of São Paulo.

RELEASE AND CONFIRMATION OF THE USE OF PROCEEDS
CLAUSE SEVEN -    The BORROWER agrees to demonstrate the proper use of the proceeds, as provided for in Clause One hereof.

PAYMENT CONDITIONS
CLAUSE EIGHT - As means of actual payment of the debt in connection with this Certificate, comprised of by the Principal and Interest Charges, the BORROWER authorizes CAIXA to debt against the Freely Operated Account referred to in Field 8, on the respective Payment Dates, on an irrevocable and unconditional basis, the sufficient and enforceable amounts, as applicable.

First Paragraph -    During first 24 (twenty four months) from the date hereof, herein referred as “grace period”, the BORROWER agrees to undertake the quarterly payment of the Interest Charges, pursuant Clause Three, with due date on each anniversary date of the execution of this Certificate, and the remaining installments shall mature on the following months, on the same days.

Second Paragraph -    After the Grace Period, the BORROWER agrees to undertake the payment of the Principal, plus Interest Charges, into 20 (twenty) quarterly installments, pursuant Clause Two hereof.

Third Paragraph -    In case any Payment Date is not a business day, the respective payment shall mature on the 1st business day immediately subsequent. For purposes hereof, business day means any day from Monday to Friday, except national holidays or days in which, for any reason, the banks are closed or the financing market is closed in the head office of the BORROWER.

Fourth Paragraph -        The BORROWER authorizes CAIXA, without requirement of any prior notice, to use its proceeds deposited in any accounts owned by the BORROWER, in any CAIXA branch, as well as on any other which would be opened, for liquidation or partial amortization of the debt pursuant the terms and conditions herein, in case the payment does not occur as provided for in the caput of this clause.

Fifth Paragraph -    The installments shall be quarterly due and calculated in accordance with the Sistema de Amortização Constante (SAC) and the interests in accordance with Clause Three.

WARRANTIES
CLAUSE NINE -    NEXTEL TELECOMUNICAÇÕES S.A., CNPJ 00.169.369/0001-22, shall act as the surety guarantor (avalista) (hereinafter referred to as GUARANTOR).

Sole Paragraph -    The GUARANTOR executes this Certificate as the joint debtor with the BORROWER and both agree, before CAIXA, on an irrevocable and unconditional basis, to undertake the payment of any amount payable to CAIXA under the terms of this Certificate.

SPECIAL OBLIGATIONS
CLAUSE TEN -    The BORROWER agrees, on an irrevocable and unconditional basis, to maintain with CAIXA the Collection Agreement of its receivables, as duly entered into by the parties on November 17, 2008, with annual renovation on a market price basis, without creating any restrain for the payment of its receivables before CAIXA.

CLAUSE ELEVEN -    The BORROWER agrees, during the term of this agreement, to deliver the document which evidences that the ratio resulting from the division between the Net Debt and EBITDA is equal to or lower than 2.5 (two point five), and which shall be calculated as following: (i) on a semi-annual basis by the BORROWER, up to August 15 based on the accounting period ending on June 30; (ii) on a annual basis, up to the 5th business day after the final date as set forth by applicable regulation for disclosure of the financial statements of the BORROWER; and (ii) based on the consolidated financial statements of the BORROWER.

First Paragraph -    For purposes of determination of the financial ratios set forth in this Clause, to be calculated in accordance with the accounting standards generally accepted in Brazil, the following definitions and criteria shall be adopted:

"Net debt" means the amount calculated on a consolidated basis of the BORROWER equal to (a) the sum of Liabilities before financial institutions, of debt related securities issued, and the net balance of the derivative transactions (debt less credit of such derivative transactions); less (b) cash and cash equivalents (cash, bank deposits, immediate liquidity investments or short-term investments, securities or securities issued by the BORROWER or by third parties, and government and private bonds of any nature); and (c) the effects of market pricing on derivative transactions; and

"EBITDA" means the operational profit of the BORROWER, on a consolidated basis, with respect to the last 12 (twelve) months, plus depreciation and amortization expenses.

"Liability(ies)" means the principal amount of any debt related to certificates or securities issued in favor of financial institutions, on a consolidated basis, on the measuring date.

Second Paragraph -    If the BORROWER fails to comply with the abovementioned index on any specific verification period as set forth herein, the BORROWER shall have an additional 10 (ten) business days period to cure such default upon the execution of any operation by means of which such index is recovered, including, but not limited to, capital increase of the BORROWER in order to decrease the net debt, with or without partial payment of this Certificate. In such case, provided that occurs within 10 (ten) business days, it shall be deemed as if was concluded on the date of determination of the respective index, without any penalty to the BORROWER.

REPRESENTATIONS OF THE BORROWER
CLAUSE TWELVE -    Without prejudice to other representations and warranties provided herein, the BORROWER, as of the date hereof, represents and warrants the following:

a)
is authorized, under the terms of applicable law and its Articles of Association, to enter into this loan transaction to obtain the financing in connection herewith, by assuming the financial and nonfinancial obligations resulting therefrom, as well as comply with all provisions set forth herein;

b)
the execution of this Certificate does not affect or violate any provision of its Bylaws, Articles of Association or applicable laws and regulations; nor violate any clause or provision set forth in any agreement, contract or covenant to which the BORROWER is party;

c)	the signatories of this Certificate have all the necessary powers and were duly authorized to enter into this Certificate, subjecting the BORROWER, in accordance with the respective terms;

d)
all approvals, consents, registers or other measures, of any nature, which may be necessary for the execution of this Certificate were undertaken and obtained and are in full force and effectiveness, by the BORROWER, especially regarding to validity and enforceability of this Certificate;

e)
there is no clause or provision set forth in any agreement, contract or covenant that the BORROWER is a party, or impairment of any nature, which would hamper the warranties set forth in this Certificate and exhibits hereto, on behalf of CAIXA.

Sole Paragraph -    The representations granted herein shall survive until the final and total payment of the obligations hereof, and the BORROWER, without prejudice to any additional sanction, as applicable and as provided herein, under applicable law or in any other instrument, shall be responsible to indemnify CAIXA for all and any damages and losses with respect to any liability, of any nature, resulting from the absence of accuracy or inaccuracy of the representations and warranties provided herein.

PAYMENT IN PROTESTS OFFICE
CLAUSE THIRTEEN -    The payment of this Certificate at a Protests Office, without charges, shall not release the debtors from the payment of all obligations as agreed herein.

Sole Paragraph -    Such payment performed shall be received by CAIXA, as partial debt amortization and shall not release the debt liquidity, subject to an enforcement procedure.

EXTRAORDINARY AMORTIZATION / EARLY LIQUIDATION
CLAUSE FOURTEEN -    The BORROWER shall, at any time, make any early liquidation of the debt balance, as well as extraordinary payments for the purpose of amortization of the debt, provided that CAIXA receives a prior written notice within, at least, 3 (three) business days in advance.

Sole Paragraph -    In any extraordinary payment is made, the amounts paid, deducted from any applicable charges, shall be credited against the Principal debt balance.

DEFAULT/LATE PAYMENT SURCHARGE
CLAUSE FIFTEEN -    In the event of failure to undertake the payment of any debt, including in case of an acceleration event, the debt, to be calculated pursuant the terms and conditions hereof, shall be subject to a late payment surcharge, calculated based on the CDI CETIP rate on the first business day prior to the applicable date, plus 2% (two percent), per month.

Sole Paragraph -    CAIXA shall maintain in its branches, at the disposal of the BORROWER, for purposes of consultation, the necessary documents informing the monthly rates applied by CAIXA in its credit transactions, including a description of the charges on default, such as CDI rate and monthly profitability rates.

FEES/CONVENTIONAL FINE
CLAUSE SIXTEEN -    Should CAIXA elects to file any judicial or extrajudicial procedure to collect its credit, the BORROWER shall be responsible for the legal expenses and legal fees, as determined under by the relevant court.

First Paragraph -    In addition, the BORROWER shall due a conventional charge of 2% (two percent) calculated over the debt calculated pursuant the terms hereof.

Second Paragraph -    The BORROWER shall be subject to such charges including in the case of its bankruptcy or judicial recovery.

ACCELERATION EVENTS
CLAUSE SEVENTEEN -    The following events shall accelerate the debt and, and upon its occurrence, prompt the execution of this Certificate, notwithstanding judicial or extrajudicial notice, in addition to those provided for in law:

I)	breach of obligation hereunder, provided that notified and not cured within 10 (ten) business days;

II)	destination of the funds related to this Certificate for purposes other than those set forth herein;

III)
proposal by the BORROWER of its judicial or extrajudicial plan to any creditor or class of creditor, whether or not it has been requested or accepted by the relevant court, or request of judicial recovery, regardless of its acceptance or concession by the relevant court;

IV)
existence, at any time, of tax, labor or social security debts, due and not paid, with an amount greater of R$ 10,000,000.00 (ten million reais), on BORROWER’s name, except those which, regardless of the amount, are subject to administrative or judicial discussion, provided that not settled within 10 (ten) business days when due;

V)
failure to comply, inaccuracy, incorrection or omission, in all material respects, which is attributable to the BORROWER, with respect to any material representation, warranty, information or document executed, provided or delivered by the BORROWER with respect to this credit transaction, provided that it is not cured within 10 (ten) business days;

VI)	transfer or assignment to third parties, by any means, fully or partially, any of the rights and obligations resulting herefrom, without the prior and written approval of CAIXA;

VII)	non-registration, by any means (legal or not), of this Certificate within seventy two (72) hours counted from the signing date, before the competent Registry of Deeds and Documents;

VIII)
insufficient balance, with respect to any of the accounts held by the BORROWER, in compliance with any payment under this Certificate on the respective Payment Dates, and not cured within 1 (one) business day;

IX)
confirmation by final court decision that the activities of the BORROWER generate significant damages against the environment, or that the BORROWER uses workforce under a condition similar to slave labor, as set forth in MTE Ordinance 540, as of October 15, 2004, non-regulated child work, prostitution or unlawful activities, whether recorded or not in the Registration Form of Employers;

X)	failure to comply with any special obligation set forth in Clauses Ten and Eleven of this Certificate, provided that is not cured within 10 (ten) business days; and

XI)
transfer of the concession obtained from ANATEL for development of third generation frequencies (technology 3G) and GSM without prior consent of CAIXA, which shall not unreasonably withheld; except for the transfer of the concession in accordance with the provisions set forth in the Third Paragraph of Clause One hereof.

First Paragraph -    In case of an acceleration event for any reason, the Interest Charges shall be calculated “pro-rata” based on the rate agreed in this Certificate.

Second Paragraph -    Upon acceleration of this Certificate, by any of the reasons provided for in law or in this Certificate, the BORROWER shall be responsible for the payment of all debts, in accordance with the statement to be provided by CAIXA in connection with the amount payable, to be provided under the terms of this Certificate, unless CAIXA agrees to waive such event.

CERTAINTY AND DEBT LIQUIDITY
CLAUSE EIGHTEEN -    The certainty and liquidity of debt liquidity are expressly ensured at any time, comprising the remaining adjusted Principal, Interest Charges, conventional fine and all other fees set forth in this Certificate.

ADDENDUM
CLAUSE NINETEEN -    All and any amendments to this Certificate shall only be valid when executed as an Addendum to this Certificate, and signed by all parties hereto.

REPRESENTATION OF PRIOR KNOWLEDGE OF CLAUSES
CLAUSE TWENTY -    The BORROWER represents, for all intents and purposes of law, that had prior knowledge of the clauses set forth in this Certificate for the necessary period to allow it to have the full knowledge of the requirements herein established, which shall be free from any ambiguity, double interpretation or contradiction, it being aware of the rights and obligations set forth in this Certificate.

FORBEARANCE

CLAUSE TWENTY ONE -    Any acceptance, by CAIXA, with respect to the failure to comply with any obligation hereunder shall be considered mere forbearance, not representing novation or other procedure which the BORROWER might invoke.

ADDRESS UPDATE
CLAUSE TWENTY TWO -    The BORROWER shall maintain its address updated with CAIXA and report, within 5 (five) business days, by written notice, any amendment to the address or any other qualification information.

INFORMATION DISCLOSURE TO THE BRAZILIAN CENTRAL BANK
CLAUSE TWENTY THREE -    The BORROWER authorizes CAIXA to report to the Brazilian Central Bank information regarding the transactions in connection with this Certificate, in order to comply with the registration form of the Credit Risk System (SISCRC) of such institution, which may be accessed by other financial institutions.

CERTIFICATE EXPENSES
CLAUSE TWENTY FOUR -    Subject to the terms herein, the BORROWER is responsible for any reasonable expenses in connection with this Certificate, including judicial or extrajudicial expenses necessary to the registration of this Certificate or its enforcement.

ENVIRONMENTAL LIABILITY
CLAUSE TWENTY FIVE -    The BORROWER declares to be in compliance with environmental legislation and that the use of the amounts in connection with this Certificate shall not violate the provisions thereof.

ASSIGNMENT
CLAUSE TWENTY SIX -    This Certificate subjects the Parties and all of its successors, and it may be assigned by CAIXA, in whole or in part, provided that it notifies the BORROWER in writing within 10 (ten) business days prior notice.

JURISDICTION
CLAUSE TWENTY SEVEN -    The Parties elect the Judiciary Department of the Brazilian Federal Justice of the State of São Paulo to solve any dispute that rises, direct or indirectly, from this Certificate.

And, as agreed, the BORROWER issued this Bank Credit Certificate duly signed and in counterparts representing the parties hereto, it being understood that the first counterpart (the one provided to the Bank) is the only subject to negotiation.

São Paulo, November 8, 2011

ISSUER

Issuer Signature	Issuer Signature
NEXTEL TELECOMUNICAÇÕES LTDA.	NEXTEL TELECOMUNICAÇÕES LTDA.
CNPJ	CNPJ
Legal representative:	Legal representative:
CPF:	CPF:
Position:	Position:

GUARANTOR

Issuer Signature	Issuer Signature
NEXTEL TELECOMUNICAÇÕES S.A.	NEXTEL TELECOMUNICAÇÕES S.A.
CNPJ	CNPJ
Legal representative:	Legal representative:
CPF:	CPF:
Position:	Position:

CAIXA Customer Care: 0800 726 0101 (information, claims, suggestions and favorable comments)
Persons with hearing shortcomings: 0800 726 2492
Ombudsman: 0800 725 7474 (claims not resolved and denunciation)
http://www.caixa.gov.br